Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201
Employer Identification Number:
Date: APR 25 2014	34-1843785
DLN:
17007307066000
FIRSTENERGY CORP	Person to Contact:
76 SOUTH MAIN STREET	CHRISTOPHER WALSH	ID# 95066
AKRON, OH 44308	Contact Telephone Number:
(626) 927-1296
Plan Name:
FIRSTENERGY CORP SAVINGS PLAN

Plan Number: 002

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1 (b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal ‘ Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2016. This letter considered the 2009 Cumulative List of Changes in Plan Qualification Requirements.

Letter 2002

FIRSTENERGY CORP

This determination letter is applicable for the amendment(s) executed on 12/18/13 & 12/19/12.

This determination letter is also applicable for the amendment(s) dated on 12/10/12 & 03/19/12.

This determination letter is also applicable for the amendment(s) dated on 12/22/11 & 01/31/11.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated 04/18/14. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination letter is applicable to our review of the working copy of the plan and the associated amendments submitted with your application.

This plan satisfies the requirements of Code section 4975(e)(7).

This is not a determination with respect to any language in the plan or any amendment to the plan that reflects Section 3 of the Defense of Marriage Act, Pub. L. 104-199, 110 Stat. 2419 (DOMA) or U.S. v. Windsor, 133 S. Ct. 2675 (2013), which invalidated that section.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

Andrew E. Zuckerman
Director, EP Rulings & Agreements

Enclosures:

Publication 794

Addendum

Letter 2002

FIRSTENERGY CORP

This determination letter also applies to the amendment(s) dated 11/01/10, 12/29/09, 09/01/09, 12/19/08, 05/06/08, 03/04/08, 12/20/07, 12/06/07, 09/13/07, 04/30/07, 12/28/06, 12/30/05, 10/17/05, 09/16/05, 08/16/05, 12/30/04, 06/21/04, 12/23/03, & 11/13/03.